                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT


        This Amended and Restated Employment Agreement, (this "Agreement") is executed and entered into on the second (2nd) day of May, 2002 (the "Amendment Date") by and between Nastech Pharmaceutical Company, Inc., a Delaware corporation (the "Company") with offices at 45 Davids Drive, Hauppauge, NY and Steven C. Quay, M.D., Ph.D. (the "Executive").

                            W I T N E S S E T H :

        WHEREAS, the Company and the Executive executed and entered into an initial Employment Agreement on or about August 8, 2000 (the "August 2000 Agreement") with a term of three years; and

        WHEREAS, the Executive has performed his duties under the August 2000 Agreement to the full satisfaction of the Company and has contributed to a large improvement in the Company's performance and prospects; and

        WHEREAS, the Company desires to obtain an extension of the Executive's contract term with the Company and the Executive is willing to extend his contract term with the Company as provided herein;

        NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

        1. Application of Agreements. This Agreement shall govern the employment relationship between the Company and the Executive from and after the Amendment Date and in other respects to the extent provided herein. To the extent that they are not inconsistent with the terms of this Agreement, the August 2000 Agreement and other agreements between the Company and the Executive shall continue to apply as to the employment of the Executive by the Company prior to the Amendment Date. For example, those earlier agreements shall govern: (a) the Executive's rights to receive incentive compensation with respect to periods prior to those expressly covered by this Agreement even if some such incentive compensation may be payable after the Amendment Date and (b) the rights created by and with respect to the options granted to the Executive to purchase 600,000 shares of the common stock of the Company pursuant to the August 2000 Agreement, including the vesting and exerciseability of those stock options.

        2.     Employment

               (a) Subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive as its President, Chief Executive Officer and Chairman of its Board of Directors (the "Board") during the Employment Period (as defined in Section 8) and to perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Board shall from time to time reasonably direct. The Executive shall have general and active charge of the business and affairs of the Company as its Chief Executive Officer and President and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board. During the Employment Period, the Company shall: (i) continue to take such actions as may be necessary to cause the nomination and recommendation of both (A) the Executive for election as a director and as Chairman of the Board and (B) a nominee selected by the Executive and reasonably acceptable to the Company (such nominee, at the option of the Executive, to be changed prior to any annual or other meeting of the stockholders of the Company at which directors are elected or due to the death or resignation of such nominee) for election as a director of the Company and (ii) use all best efforts to cause such persons to be elected to the positions provided for them above respectively.

               (b) Subject to the terms and conditions of this Agreement, Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, provided that the Executive may engage in other business, research (subject to the further proviso set forth below), professional, and other activities, during his employment by the Company, that (1) involve no conflict of interest with the Company or any of its Subsidiaries in the Business (as those terms are defined below) and (2) do not materially interfere with the reasonable performance by Executive of his duties under this Agreement, provided further that, in the case of any research in medicine or in the health sciences in which the Executive may be involved other than for the benefit of the Company or any such Subsidiary(ies), both of the immediately following clauses "i" and "ii" must be satisfied:

                      (i) Such research shall be in subject matter unrelated to the Business and unrelated to any other products, services, or technology in medicine or the health sciences in which the Company shall then be undertaking, or actively and in good faith considering, research or commercial involvement and

                      (ii) The Executive shall disclose to the Board or to the Compensation Committee on a timely basis the nature and subject matter of any such research in which he may become involved and shall keep the Board or such committee reasonably apprised of material changes in such nature and/or subject matter.

For purposes of this Agreement: (1) the "Business" means and includes the development, marketing, selling, and/or commercializing of (a) drug delivery products, services, and/or technology and/or (b) products, services, and/or technology related to the FDA approved Mammary Aspirate Specimen Cytology Test (MASCT) kit and any successor product(s) and (2) the term "Subsidiary" means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company. The foregoing provisos do not limit the obligations of the Executive under Section 16(a) hereof.

        3. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in bi-weekly installments, which shall be $325,000 per annum for the period from the Amendment Date through the end of calendar year 2002 and which shall be increased by ten percent (10%) effective on January 1 of each calendar year after 2002 during the Employment Period. As to any pay periods all or a part of which fall on or after the Amendment Date, the Company shall pay to the Executive within sixty (60) days after the Amendment Date any shortfall of amounts actually delivered to him relative to the amounts that would have been delivered to him if his pay rate had been immediately adjusted as of the Amendment Date.

        4.     Incentive Cash Compensation.

               (a) For the Company's fiscal year that began January 1, 2002, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be entitled to incentive cash compensation based on the "Annual Base Bonus Amount" of one hundred thousand dollars ($100,000.00) (or more if so determined by the Compensation Committee or by the Board) and the performance areas and performance levels on which the Executive and the Board or the Compensation Committee shall agree as described below.

               (b) The Company and the Executive shall agree periodically on performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such agreement shall be made, as to each fiscal year, prior to the end of the first month of such fiscal year. The Company and the Executive presently intend that such performance criteria shall be comprised of several designated performance areas and two levels of performance in each area, and that, depending on the levels of performance achieved in the various areas, the actual amount of incentive cash compensation actually payable to the Executive for each fiscal year will be between zero and twice the Annual Base Bonus Amount. The Company acknowledges that the business objectives heretofore used in determining the Executive's incentive cash compensation have been, and that the performance areas and performance levels referred to here shall continue to be, based largely on the input and recommendations of the Company's Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance levels, the Board or the Compensation Committee, as the case may be, shall act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

               (c) As soon as practical, and in any event no later than ninety
(90) days, following the end of each fiscal year of the Company, the Compensation Committee or the Board shall determine, reasonably and in good faith, the extent to which the applicable performance levels for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive forthwith. To the extent that unforeseen developments arise and make the performance areas and performance levels previously agreed upon unachievable and inappropriate as a measure of the performance of the Executive, the Compensation Committee or the Board shall consider in good faith whether a cash bonus should nevertheless be paid to the Executive for the applicable fiscal year.

               (d) Absent separate agreement between the Executive and the Company, for any fiscal year that ends after the end of the Employment Period, a pro-rated annual bonus shall be payable to the Executive based on the portion of such fiscal year that shall have elapsed to the end of the Employment Period, the methodology referred to above, and the reasonable, good faith determination of the Compensation Committee or the Board of the extent to which reasonably proportionate progress toward achievement of the applicable performance levels was made from the beginning of such fiscal year to the date the Employment Period ended.

        5. Stock Options. As further compensation, and in addition to the stock options that were issued to the Executive pursuant to the August 2000 Agreement (which shall remain outstanding and shall be and become exerciseable in accordance with their terms), the Company is granting to the Executive new options to purchase additional shares of common stock of the Company (the "New Options") as follows:

        (a) All of the New Options shall be deemed granted and issued (and are hereby so granted) on the Amendment Date, provided that this grant and issuance, and the effectiveness of the New Options, are subject to approval by the shareholders of the Company, on or before July 31, 2002, of the Nastech Pharmaceutical Company, Inc. 2002 Stock Option Plan (the "Option Plan"), which has been approved and adopted by the Board. The New Options are issued under and pursuant to the Option Plan.

        (b) The New Options shall have a term of 10 years, running from the Amendment Date.

        (c) Among the New Options, options for the maximum permissible number of shares shall be Incentive Stock Options ("ISOs") for purposes of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, the "Tax Laws"), and those ISOs are issued with the minimum per-share exercise price consistent with tax-advantaged treatment of those options as ISOs under the Tax Laws. Those ISOs shall be among the New Options referred to in each of the clauses "i," "ii," "iii," "iv," and "v" in paragraph "f" below in this Section 5, with the numbers of shares for which such ISOs will be exerciseable under each of those clauses being determined in such a manner as to maximize the total number of shares as to which such tax advantaged treatment is available; and the ISOs shall vest and become first exerciseable at the times and under the conditions provided in those clauses respectively.

        (d) The remainder of the New Options shall be non-statutory stock options and shall be issued with a per-share exercise price equal to the per share closing price of common stock of the Company on the Nasdaq National Market on the Amendment Date except that those referred to in clause "v" of paragraph "f" of this Section 5, which will vest (if at all), only on January 1, 2006, shall have an exercise price of Twenty-Five Dollars ($25.00) per share.

        (e) The exercise prices of the New Options and the numbers of shares that may be purchased upon exercise of the New Options shall be subject to customary anti-dilution adjustments.

        (f) The New Options, in the aggregate, shall grant the right to purchase a total of nine hundred thousand (900,000) shares of common stock of the Company, and they shall vest and become exerciseable on the dates set forth in the following clauses (or as expressly stated elsewhere in this Agreement in the event of certain circumstances and events provided for herein):

               (i) New Options for 200,000 shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) are vested and exerciseable as of the Amendment Date;

               (ii) New Options for another 200,000 shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) shall vest and become exerciseable if Executive's employment by the Company or by an affiliate of the Company continues on August 8, 2003;

                      (iii) New Options for another 200,000 shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) shall vest and become exerciseable if Executive's employment by the Company or by an affiliate of the Company continues on August 8, 2004;

                      (iv) New Options for another 200,000 shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) shall vest and become exerciseable if Executive's employment by the Company or by an affiliate of the Company continues on August 8, 2005;

                      (v) New Options for another 100,000 shares (some of which shall be ISOs and some of which shall be non-statutory stock options, as provided above) shall vest and become exerciseable on January 1, 2006 if (A) Executive's employment by the Company or by an affiliate of the Company continues on December 31, 2005 and (B) on or before December 31, 2005, the Company and the Executive shall have agreed in writing to continue the employment of Executive by the Company or by an affiliate of the Company on a substantially full time basis (and on such other terms as they may agree) until at least December 31, 2007.

               (g) Except for those that are ISOs as described above, the New Options shall be transferable by Executive to a trust for the benefit of Executive and/or member(s) of his immediate family and/or to a partnership, limited liability company, and/or other entity owned by Executive and/or by member(s) of his immediate family. The terms of the New Options shall include customary provisions for, among other things, the ability of the Executive, if he so chooses, (A) to pay the exercise price for the options via a same-day-sale exercise arrangement and/or a margin account exercise arrangement with a broker-dealer or bank and/or loan or deferral arrangements with the Company and/or (B) to surrender shares (either previously outstanding shares or shares being purchased by exercise of options) to the Company at fair market value for payment of the minimum amount required to satisfy all withholding requirements and/or to pay all or a part of the exercise price by surrender to the Company, at fair market value, of shares of the Company's common stock that shall then have been owned for at least six months by Executive and/or by a trust, partnership, limited liability company, or other entity for the benefit of, or owned by, Executive and/or member(s) of his immediate family.

               (h) The shares of Common Stock issuable upon the exercise of the New Options shall be fully vested in the hands of the Executive immediately upon such exercise and issuance. The Company shall cause the shares of Common Stock issuable upon the exercise of the New Options to be registered under the Securities Act of 1933 within ninety (90) days after the Amendment Date pursuant to a Form S-8 or such other form as may be available for such purpose; and the Company shall use its best efforts to maintain such registration, or a substantially similar registration, in effect for such shares and to maintain the similar registration of the shares of Common Stock issuable under the options issued to the Executive pursuant to the August 2000 Agreement.

        6. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive such employee benefits as are provided to other officers of the Company. Without limiting the preceding sentence, the benefits provided to the Executive shall include at least family medical and dental, disability, and life insurance.

        7. Vacation. The Executive shall be entitled to annual vacations in accordance with the Company's vacation policies in effect from time to time for executive officers of the Company.

        8. Term; Employment Period. The "Employment Period" under this Agreement shall commence on the Amendment Date and shall terminate at the close of business on December 31, 2005 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 9. If the Executive shall remain in substantially full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a month-to-month basis and either party shall have the right to terminate the Executive's employment hereunder at the end of any ensuing calendar month on written notice of at least 30 days.

        9.     Termination

               (a) Executive's employment by the Company shall be "at will." In other words, either the Company or the Executive may terminate Executive's employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days' prior written notice of termination. In addition, the Executive's employment by the Company may be terminated by his death or disability. Termination of Executive's employment hereunder as provided here shall terminate the Employment Period.

               (b) For purposes of this Agreement, in the case of a termination of the Executive's employment hereunder by the Executive, the term "Good Reason" shall have the meaning set forth for it below; in the case of a termination of the Executive's employment hereunder by the Company, the term "Cause" shall have the meaning set forth for it below; and the other terms set out below in this Section 9 shall have the meanings provided for them respectively:

                      (i) "Good Reason" shall mean (i) any substantial diminution in the Executive's responsibilities; (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 3 or 4 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 5 or 6 above, or to honor promptly any of its other material obligations hereunder; (iii) a demotion in the Executive's title or status; or (iv) at any time prior August 8, 2005, either (or both) of the Executive and the nominee of the Executive described in Section 2(a) hereof (and subject to change as provided there) is not elected as a director of the Company, in the case of both such individuals, or as Chairman of the Board, in the case of the Executive (unless due to death or resignation of such individual or, in the case of the nominee only, lost election as a result of the vote against such nominee of non-affiliates of the Company if such vote represents the majority of votes cast).

                      (ii) "Cause" shall mean (i) the Executive's willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board if such failure of performance or compliance is not cured within thirty (30) days following receipt by the Executive of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (ii) the Executive being found guilty in a criminal court of an offense involving moral turpitude; (iii) the Executive's commission of any material act of fraud or theft against the Company; or (iv) the Executive's material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within thirty (30) days following receipt by the Executive of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.

               (c) "Disability" shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

               (d) "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive prior to December 31, 2005, the effective date of the termination as provided in
Section 9(a) hereof; or (iv) if this Agreement expires by its terms, December 31, 2005.

        10.    Severance

               (a) Subject to Section 19 hereof, if (i) the Company terminates the employment of the Executive prior to December 31, 2005 against his will and without Cause, or (ii) the Executive terminates his employment prior to December 31, 2005 for Good Reason, then (A) Executive shall be entitled to receive base salary, incentive cash compensation (determined on a pro-rated basis as provided in Section 4(d) hereof), pay for accrued but unused vacation time, and reimbursement for expenses pursuant to Section 11 hereof through the Termination Date plus the balance of the Executive's compensation hereunder to December 31, 2005 computed using the base salary rate in effect at the date of the termination, and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to the New Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable for the remainder of their terms, and (C) the vesting and exercisability of the stock options issued pursuant to the August, 2000 Agreement shall be accelerated as provided in that agreement. The Company shall make the cash portion of such termination payment within 30 days after such termination. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive materially violates the provisions of Section 16,
Section 17 or Section 18 of this Agreement and such violation is not cured within thirty (30) day following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

               (b) Subject to Section 19 hereof, if the Executive voluntarily terminates his employment prior to December 31, 2005 other than for Good Reason, then the Executive shall be entitled to receive salary, accrued vacation, and reimbursement of expenses pursuant to Section 11 hereof through the Termination Date only; vesting of the New Options shall cease on such Termination Date; and only the then-vested New Options (and options issued pursuant to the August 2000 Agreement if and to the extent that their terms or the terms of the associated plan so provide) shall remain vested and exerciseable for the remainder of their terms.

               (c) Subject to Section 19 hereof, if the Executive's employment is terminated by the Company prior to December 31, 2005 for Cause, then the Executive shall be entitled to receive salary, accrued vacation, and reimbursement of expenses pursuant to Section 11 hereof through the Termination Date only; vesting of the New Options shall cease on such Termination Date; any unexercised New Options, whether or not vested, shall terminate; and the options issued pursuant to the August 2000 Agreement shall remain exerciseable or shall terminate as provided in such options or in the associated plan.

               (d) Subject to Section 19 hereof, if the Executive's employment is terminated prior to December 31, 2005 due to death or Disability, the Executive (or his estate or legal representative as the case may) be shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Section 11 hereof, and pay for any unused vacation time accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which such death or disability occurs (determined as provided in Section 4(d) hereof); and (iii) a lump sum, payable within 30 days after the termination date, equal to base salary at the rate in effect on the date of such termination for the lesser of (a) twelve (12) months and (b) the remaining term of this Agreement at the time of such termination. In such case, vesting of the New Options shall cease on such Termination Date, and only the then-vested New Options (and options issued pursuant to the August 2000 Agreement if and to the extent applicable) shall remain vested and exerciseable for the remainder of their terms.

               (e) In addition to the provisions of Sections 10(a), 10(b) or 10(c) hereof, as the case may be, to the extent COBRA shall be applicable to the Company or as provided by law, the Executive shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive makes the appropriate election and payments.

               (f) Subject to Section 19 hereof, the Executive acknowledges that, upon termination of this employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.

        11. Expenses. The Company shall pay or reimburse the Executive for all expenses normally reimbursed by Company that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time. Without limiting the foregoing, the Company shall continue to provide Executive with up to Five Thousand Dollars ($5,000.00) per month for local living expenses occasioned by or associated with Executive's service for the Company for all periods until the office is fully operational in the Seattle, Washington area.

        12. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

        13. Mitigation not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate amounts payable pursuant hereto by seeking other employment or otherwise. The Executive's acceptance of any such other employment shall not diminish or impair the amounts payable to the Executive pursuant hereto.

        14. Place of Performance. The Executive shall perform his duties at such locations as the Executive may reasonably choose, provided that the Executive shall make reasonable efforts to accommodate the Company's needs and considerations of efficiency in this regard, and provided further that, in consultation and cooperation with the Executive, the Company shall expand its research facilities at a location or locations reasonably acceptable to the Executive in the Seattle, Washington area during 2002.

        15. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary officers and directors liability insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors, in an amount of no less than Five Million Dollars ($5,000,000). The Company shall also indemnify the Executive, to the fullest extent permitted by law, from any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company's obligations under this Section 15 shall survive the termination of the Executive's employment hereunder and any termination of this Agreement.

        16.    Non-Competition

               (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly, in any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question.

               (b) In addition, the Executive agrees that, for a period of six months after the end of Executive's employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company in failing to pay to the Executive all sums due him under the terms hereof or to honor any of its other obligations under this Agreement, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive's employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive's employment at the Company.

               (c) Executive further agrees, for twelve months following the end of Executive's employment by the Company (unless such employment is terminated due to a breach of the terms hereof by the Company as described above), to refrain from directly or indirectly soliciting Company's collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

               (d) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 16 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 16 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

        17. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of he Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement provided that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by Employee during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by Employee during the period of six months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as provided below. The Executive shall give the Company, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute all papers and do all things that may be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include all actions reasonably necessary to aid the Company in the defense of its rights in the event of litigation. To the extent that the Executive's actions referred to in this paragraph are performed after the end of the Executive's employment by the Company, the Company shall promptly compensate the Executive for his time spent in or because of such activities at the rate of Four Hundred Dollars ($400) per hour; and all such activities shall be scheduled in a manner reasonably convenient to the Executive.




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




        18.    Trade Secrets

               (a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of he Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries ("Confidential Material"). The Executive recognizes and acknowledges that included with the Confidential Material are the following as they may specifically relate or be applicable to the drug delivery business technology, or current or specifically contemplated future drug delivery products or services: the Company's confidential commercial information, technology, formulations, STA-T (Systemic Transnasal Absorption Technology) and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company's business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 18 if the Executive shall be specifically compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material.

               (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

        19.    Payment and Other Provisions After Change of Control

               (a) In the event the Executive's employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive's death or Disability) following the occurrence of a Change of Control (regardless of whether such termination is for Good Reason or for Cause or otherwise) and the date of such termination is (i) prior to December 31, 2005 and within one year following the occurrence of such Change of Control or (ii) prior to the date upon which all options granted to the Executive pursuant to Section 5 hereof are fully vested, then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 10 hereof, salary, expense reimbursement, and pay for unused vacation time through the termination date and, in addition, the following:

                      (i) Base Salary: A lump-sum amount equal to the greater of (a) twelve (12) months of Executive's base salary as in effect at the date of termination and (b) the balance of Executive's base salary compensation hereunder to the end of the term of this Agreement, such amount to be paid to the Executive within ten (10) days after the date of termination;

                      (ii) Incentive Cash Compensation: The amount of the Executive's incentive cash compensation for the fiscal year in which the date of termination occurs (determined on a pro-rated basis as provided in Section 4(d) hereof and the Annual Base Bonus Amount for the following fiscal year (regardless of satisfaction of any performance criteria or progress toward such satisfaction), such amounts to be paid to the Executive within ten (10) days after the date of termination; and

                      (iii) Other Benefits: Notwithstanding the vesting and/or exercisability provisions otherwise applicable to the New Options and/or to the stock options issued pursuant to the August 2000 Agreement, all stock options ("options") granted Executive by the Company shall be fully vested and exercisable upon a Change of Control and shall remain exercisable for the remainder(s) of their term(s).

        (b) For purposes of this Agreement, the term "Change of Control" shall mean:

                      (i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor provision) (any of the foregoing hereafter a "Person") of 40% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), provided, however, that such an acquisition by one of the following shall not constitute a change of control:
(1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 40% or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than 60% of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

                      (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

                      (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than 60% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

                      (iv) A complete liquidation or dissolution of the Company; or

                      (v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

               (c) In the event that (i) the Executive becomes entitled to any payments or benefits in connection with a Change of Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or otherwise (collectively, the "Total Benefits"), and (ii) any of the Total Benefits will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive from the Gross-Up Payment, after the payment of all taxes on the Gross-Up Payment (including but not limited to income, excise and employment taxes and any interest and penalties imposed with respect to all such taxes), is equal to the Excise Tax on the Total Benefits. For purposes of this Section 19(c), the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or of such jurisdiction(s) as may apply income taxation to the Executive's income) at the time the Gross-Up Payment is made.

               (d) All determinations required to be made under Section 19(c) shall be made by tax counsel selected by the Executive and reasonably acceptable to the Company ("Tax Counsel"), which determinations shall be conclusive and binding on the Company and on the Executive absent manifest error. Prior to any determination of the amount of any Gross-Up Payment payable pursuant to Section 19(c), Tax Counsel shall provide the Executive and the Company with a report setting forth its calculations and containing related supporting information. All fees and expenses of Tax Counsel shall be borne solely by the Company. In the event that, after a Gross-Up Payment is made pursuant to
Section 19(c), it is determined that the Excise Tax on the Total Benefits exceeds the amount theretofore taken into account hereunder, the Company shall promptly make an additional Gross-Up Payment (which shall be calculated by Tax Counsel as set forth herein) to the Executive in respect of such excess (plus any associated interest, penalties or additions payable by the Executive to the Internal Revenue Service or any other federal, state, local or foreign taxing authority).

        20. Payment of Certain Costs of the Executive. Promptly from time to time the Company shall pay directly (or promptly reimburse the Executive to the extent that the Executive shall have paid) all actual legal, accounting, and other fees and expenses that are or shall have been:

               (a) Incurred by the Executive in the preparation, revision, and/or negotiation of this Agreement and/or

               (b) Incurred by the Executive as a result of a bona fide dispute regarding the application of any provision of this Agreement, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of
Section 280G of the Tax Laws to any payment or benefit provided to the Executive.

Such payments shall be made within five (5) business days after delivery to the Company of the Executive's respective written requests for payment accompanied by evidence of fees and expenses incurred by the Executive.

        21. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.

        22. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

        23. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business or properties. The Executive's rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

        24. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        25. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Washington applicable to contracts made and to be performed wholly within such state. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

        26. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

        27. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        28. Condition to Continued Effectiveness. This Agreement and the obligations of the Executive and of the Company hereunder (other than the obligations of the Company set forth below in this paragraph) are dependent upon the approval by the shareholders of the Company, on or before July 31, 2002, of the Option Plan covering the issuance of the New Options. The Company hereby agrees: (a) to solicit, and to use all reasonable efforts to secure, such approval as soon as practicable and, in any event, prior to that date and also (b) to prepare and deliver to the Executive, as soon as practical and, in any event, prior to July 1, 2002, customary, mutually acceptable definitive documentation memorializing the grant of the New Options on the terms provided for herein and otherwise as provided in the Option Plan. If such shareholder approval is not secured by the close of business on July 31, 2002, the Company shall so notify the Executive promptly (in any event by August 5, 2002) and in writing, this Agreement shall become null and void, and the terms of the August 2000 Agreement shall apply without amendment hereby.

        IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.




      COMPANY:                 NASTECH PHARMACEUTICAL COMPANY INC.


                               By: /s/ BRUCE R. THAW
                                  -----------------------
                               Print name: Bruce R. Thaw

                               Print title:  Secretary



      EXECUTIVE:
                                      /s/ STEVEN C. QUAY, M.D., Ph.D.
                                    ---------------------------------------
                                      Steven C. Quay, M.D., Ph.D.